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Exhibit 5.1

OPINION OF GENERAL COUNSEL OF AEGON N.V.

        I am the General Counsel for AEGON N.V., a Netherlands corporation ("AEGON"). I and lawyers over whom I exercise general supervision ("we") have acted as counsel to AEGON in connection with the Registration Statement on Form F-3 concerning shares of common stock, EUR 0.12 par value, of AEGON ("Common Stock") to be delivered pursuant to the AEGON USA Producer Stock Option and Award Plan (the "Plan"). In connection with our representation, we have examined the corporate records of AEGON, including its Articles of Incorporation, as amended, By-Laws and other corporate records and documents and have made such other examinations as we consider necessary to render this opinion. Based upon the foregoing, I am of the opinion that:

          1.     AEGON is a naamloze vennootschap (a public company with limited liability) duly organized and validly existing under the laws of the Netherlands.

          2.     The shares of Common Stock to be delivered under the Plan are duly authorized and when so delivered will be validly issued, fully paid and non-assessable.

        I hereby consent to the filing of this opinion as an exhibit to the registration statement referred to above and to all references to me in such registration statement.

/s/ E. LAGENDIJK E. Lagendijk, General Counsel The Hague, November 30, 2011

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  Exhibit 5.1